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          OMB APPROVAL
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OMB Number: 3235-0518
Expires: March 31, 2005
Estimated average burden
hours per response: 125
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

                                (Amendment No. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) [ ]

Securities Act Rule 802 (Exchange Offer) [X]

Exchange Act Rule 13e-4(h)(8)(Issuer Tender Offer) [ ]

Exchange Act Rule 14d-1(c)(Third Party Tender Offer) [ ]

Exchange Act Rule 14e-2(d)(Subject Company Response) [ ]

                       Petrobras Distribuidora S.A. -- BR
                            (Name of Subject Company)

                                 Not Applicable
      (Translation of Subject Company's Name into English (if applicable))

                          Federative Republic of Brazil
        (Jurisdiction of Subject Company's Incorporation or Organization)

                      Petroleo Brasileiro S.A. -- PETROBRAS
                       (Name of Person(s) Furnishing Form)

  American Depositary Shares representing preferred shares, without par value, of Petrobras Distribuidora S.A.-- BR
                     (Title of Class of Subject Securities)

                                 Not Applicable
              (CUSIP Number of Class of Securities (if applicable))

                                 Theodore Helms
                      Petroleo Brasileiro S.A. -- PETROBRAS
                     1330 Avenue of the Americas, 16th Floor
                          New York, New York 10019-5422
                                 (212) 829-1517
    (Name, Address (including zip Code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

                                December 30, 2002
                  (Date Tender Offer/Rights Offering Commenced)

* An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. Any member of the public may direct to the Commission any comments concerning the accuracy of this burden estimate and any suggestions for reducing this burden. This collection of information has been reviewed by OMB in accordance with the clearance requirements of 44 U.S.C. 3507.

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This amendment is being filed to include the additional exhibits referred to in the exhibit listing below.

Exhibit
Number    Description
-------   ----------------------------------------------------------------------
    *1.   English translation of Press Release.

     2.   English translation of Information Memorandum.

     3. English translation of Appraisal Report for Petroleo Brasileiro S.A. -- PETROBRAS.

     4. English translation of Appraisal Report for Petrobras Distribuidora S.A. -- BR.

* Previously filed.

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                              PART IV - SIGNATURES

     (1) Each person (or its authorized representative) on whose behalf the Form is submitted must sign the Form. If a person's authorized representative signs, and the authorized representative is someone other than an executive officer or general partner, provide evidence of the representative's authority with the Form.

     (2) Type or print the name and any title of each person who signs the Form beneath his or her signature.

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/S/ Joao Pinheiro Nogueira Batista
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                                   (Signature)

Joao Pinheiro Nogueira Batista, Chief Financial Officer
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                                (Name and Title)

December 30, 2002
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                                     (Date)